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                                FORM OF AGREEMENT

                  AGREEMENT by and between Baby Superstore, Inc., a South Carolina corporation (the "Company") and Linda M. Robertson (the "Executive"), dated as of _______ __, 1996.

                  IT IS HEREBY AGREED AS FOLLOWS:

                  For three years after the date of termination for any reason of the Executive's employment with the Company, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall provide welfare benefits to the Executive and/or the Executive's family at least equal, in the aggregate, to those benefits provided under the most favorable of the welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) in effect for the Executive at any time during the 120-day period immediately preceding the date hereto or, if more favorable to the Executive, those provided generally at any time after the date hereto to other peer executives of the Company and its affiliated companies, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.


                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.




                                                        Linda M. Robertson




                                        BABY SUPERSTORE, INC.



                                        By